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                                                                    EXHIBIT 99.1


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                    ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

         7% INCREASE IN FFO, OR 1% ON A PER SHARE BASIS IN FIRST QUARTER

DENVER, COLORADO, May 1, 2002

FIRST QUARTER RESULTS

     Apartment Investment and Management Company (NYSE:AIV) ("Aimco") announced that its Funds From Operations ("FFO") for the first quarter of 2002 equaled $135 million or $1.30 per common share, compared to $127 million or $1.29 per common share for the first quarter of 2001, an increase of 7%, or 1% on a per share basis.

     Aimco announced that its Adjusted Funds From Operations ("AFFO"), Aimco's measure of economic profitability, for the first quarter of 2002 equaled $117 million or $1.12 per common share, compared to $115 million or $1.17 per common share for the first quarter of 2001, an increase of 2%, or a decrease of 4% on a per share basis. Capital replacement costs were $110 per unit for the quarter compared to $75 per unit in the first quarter of 2001.

     Aimco announced that its Earnings Per Share ("EPS") for the first quarter of 2002 equaled $0.59 per common share and $0.58 per common share on a diluted basis, compared to ($0.07) per common share and ($0.07) per common share on a diluted basis for the first quarter of 2001. Operating Earnings Per Share ("OEPS") for the first quarter of 2002 equaled $0.53 per common share and $0.52 per common share on a diluted basis, compared to $0.08 per common share and $0.08 per common share on a diluted basis for the first quarter of 2001.

     Total consolidated revenues for the first quarter 2002 were $331 million, an increase of 5% compared to total consolidated revenues of $317 million for the same period in 2001.

FIRST QUARTER SAME STORE RESULTS

     First quarter "same store" results for the 649 "same store" apartment communities containing 177,794 units owned during both 2002 and 2001, adjusted for Aimco's ownership interest in these communities, were a 1.1% increase in revenues, a 2.9% increase in operating expenses, and a 0.2% increase in Net Operating Income from the first quarter of 2001.

     Property operating expenses for the 649 "same store" apartments increased $2.9 million from first quarter 2001. Of the $2.9 million, insurance expense accounted for $2.3 million of the change. The increase in insurance was due to an increase in premiums

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and is expected to be unchanged for the remainder of 2002. Also, in 2002, Aimco evaluated the allocation of insurance across the portfolio based on prior period claims and an assessment of higher risk areas. The result was a higher allocation of insurance expense for wind and earthquake coverage in Florida, Texas, and California which explains the large, year over year increases in "same store" operating expenses for these regions.


                        FIRST QUARTER SAME STORE RESULTS

                                                    OPERATING                NET OPERATING
                          REVENUES                   EXPENSES                    INCOME
                          --------                  ---------                -------------
    Northeast               3.2%                       1.6%                       4.0%

    Southeast              (0.3)%                      4.5%                      (2.9)%

    Florida                 2.5%                      10.0%                      (1.6)%

    Midwest                (1.5)%                     (2.4)%                     (0.9)%

    Texas                   1.9%                       3.6%                       0.7%

    West                   (2.0)%                     (0.5)%                     (2.7)%

    California              3.1%                      11.2%                       0.4%



    Total                   1.1%                       2.9%                       0.2%


     Weighted average physical occupancy for the 649 apartment communities was 92.4% for the first quarter, compared to 93.6% for the first quarter of 2001.

     Average monthly rent per occupied unit was $694 at March 31, 2002 compared to $687 at March 31, 2001, an increase of 1%.

COMMON STOCK DIVIDEND

As previously reported, the Board of Directors declared on April 25, 2002 the regular quarterly cash dividend of $0.82 per common share for the quarter ended March 31, 2002, payable on May 13, 2002 to shareholders of record on May 6, 2002. The dividend represents a distribution of 73% of AFFO and 63% of FFO for the quarter ended March 31, 2002 and a 7% yield based on the closing price of Aimco's Class A Common Stock of $49.10 as of April 30, 2002.

EARNINGS CONFERENCE CALL

The first quarter 2002 earnings conference call will be conducted on Thursday, May 2, 2002 at 12:00 p.m. Eastern time. You may participate in the conference call by dialing 888-228-8198, or 706-634-5947 for international callers, approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the Apartment Investment and Management Company first quarter 2002 earnings conference call. The live conference call can also be accessed through the internet via Aimco's website at www.aimco.com/about/financial/1Q2002.asp and clicking on the webcast link.


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INVESTMENT MANAGEMENT ACTIVITY

     Aimco has interests in 471 partnerships, excluding NAPICO, where the Aimco ownership is a weighted average of 19% and the limited partner interest has an estimated gross value of nearly $3 billion with $1.5 billion in associated mortgage debt. Pursuant to the partnership agreements, Aimco can earn property management, asset management, refinancing, disposition, development, construction management and other fees. In addition, Aimco provides property management and other services to unrelated third parties relating to 222 properties including approximately 29,159 units. 80% of the property management and services provided to unrelated third parties are under long-term, non-cancelable management contracts.

     First quarter net operating income contribution from investment management activity was $7 million compared to $11 million in the first quarter 2001. Contributing to the lower net operating income were a reduction in third party property management activity, lower activity based fees and other costs detailed on Supplemental Schedule IV. Of the $7 million total, activity based fees were $0.5 million compared to $7 million in first quarter 2001 due to lower refinancing, disposition and construction fee activities.

INTEREST INCOME

     Interest income increased from $15 million in first quarter 2001 to $19 million in the first quarter of 2002. Of this total, transactional income (accretion) was $10 million in first quarter 2002 compared to $5 million for the first quarter 2001.

ACQUISITIONS

     Aimco purchased $5 million of limited partnership interests in 125 partnerships during the first quarter.

     As previously reported, Aimco closed the $1.1 billion Casden Properties acquisition comprised of 4,975 conventional apartment units located in Southern California, 11,027 affordable apartment units, and National Partnership Investments Corporation ("NAPICO") which as general partner controls more than 400 properties with more than 41,000 units.

DISPOSITIONS

     During the first quarter, Aimco sold 12 apartment communities (8 conventional communities and 4 affordable communities) containing 1,752 units (1,432 conventional units and 320 affordable units) for $62 million ($53 million from conventional property sales and $9 million from affordable property sales) of which Aimco's share of the net proceeds was $13 million. In addition, Aimco sold its General Partner interests in six properties totaling 538 units for $1 million.


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     Aimco ranks its properties by location quality and other factors, and sells the lowest rated properties. It is a continual pruning process. In addition to upgrading asset quality, sales generate cash. In the first quarter of 2002, unlevered Free Cash Flow yields on conventional apartment sales averaged 8.9% based on operating results for the twelve months prior to sale. Aimco currently has 88 conventional properties (17,985 units), 93 affordable properties (9,618 units) and 7 senior living properties (1,478 units) in the process of being sold and anticipates sales proceeds (including repayment of mortgage debt) exceeding $1 billion from the sale of these properties over the next twelve to fifteen months.

REDEVELOPMENT ACTIVITY

     As of March 31, 2002, Aimco had 11 properties (4,517 units) under redevelopment, with an estimated total investment of $435 million of which approximately $184 million remains to be spent. Aimco's share of the estimated total investment is $324 million of which approximately $119 million remains to be spent. Aimco projects a greater than 10% Free Cash Flow yield upon stabilization.

FINANCING ACTIVITY

     During the first quarter, Aimco refinanced 11 mortgage loans generating $59 million of total proceeds at a weighted average interest rate of 7.25%. After repayment of existing debt totaling $45 million, Aimco's share of the proceeds was $9 million. All of these mortgage loans are fixed rate, self-amortizing, non recourse conventional mortgage loans with 20 year terms. The proceeds from the refinancings were used to pay off existing mortgage debt, distribute a share of excess proceeds to unrelated limited partners and otherwise to fund Aimco operating activities.

     At March 31, 2002, Aimco's total mortgage debt of $5.8 billion ($5.2 billion or 89% in consolidated debt and $622 million or 11% in Aimco's pro rata share of unconsolidated debt) had a weighted average maturity of 16 years and weighted average interest rate of 7.04%. Less than 8% or $446 million matures prior to 2005 (Aimco's share is 6% or $363 million). 83% ($4.8 billion) of the mortgage debt is fixed rate. 17% ($1.0 billion) is variable rate of which 83% ($828 million) is tax exempt financing.

     Aimco had $230 million outstanding on its $400 million corporate revolving line of credit at quarter end and availability of $170 million. In addition, Aimco had $287 million outstanding on its term loan. This amount was reduced to $259 million subsequent to quarter end.

     Year-to-date, Aimco has redeemed for common stock and OP Units $160 million in convertible preferred - the Class B Preferred OP Units and the $125 million Class K Preferred Stock (which was redeemed subsequent to quarter end). Aimco had previously included these shares in its fully diluted share count to calculate FFO and AFFO per share.



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     Aimco issued 2 million additional shares of Class R Cumulative Preferred
Stock (1 million shares in March and 1 million shares subsequent to quarter end) to pay down short-term indebtedness. These shares were issued at a net price of $25.30 per Class R share.

LIQUIDITY

     In the first quarter, internal sources of cash flow, including "Cash Cushion" (i.e., AFFO less common dividends and scheduled principal payments on debt) plus net proceeds from mortgage refinancings and property sales, generated $53 million to Aimco.

     Aimco expects to generate internal cash approximating $500 million in 2002 from Cash Cushion, sales and refinancings. This cash is expected to be used to repay more than $100 million of the term loan used to fund a portion of the Casden purchase, as well as to fund approximately $200 million in capital spending for redevelopments, initial capital expenditures and enhancements, leaving $200 million of cash for property and/or partnership acquisitions or other uses including additional debt repayment.

OUTLOOK

     Earnings guidance and supporting assumptions for the second quarter 2002 and the full year 2002 are attached as Supplemental Schedule X. Second quarter and 2002 guidance have been revised to reflect the continuing slow economy which -assuming current conditions will generate lower same store growth (0% to 1%) for the balance of 2002 and may reduce variable earnings principally from lower transactional income(accretion) and lower activity based fees.

SUPPLEMENTAL INFORMATION

Please see the attached Supplemental Information as noted below:

Consolidated Statements of Income                        Supplemental Schedule I
Balance Sheet Presentation                               Supplemental Schedule II
FFO and AFFO                                             Supplemental Schedule III
Free Cash Flow from Business Segments                    Supplemental Schedule IV
Free Cash Flow Narrative                                 Supplemental Schedule V
Proportionate Income Statement Presentation              Supplemental Schedule VI
Selected Balance Sheet Information                       Supplemental Schedule VII
Summary of Redevelopment Activity                        Supplemental Schedule VIII
Quarter to Date Same Store Sales                         Supplemental Schedule IX
2002 Outlook Summary                                     Supplemental Schedule X


     Additional disclosures will be available on the Aimco website at www.aimco.com/about/financial/1Q2002.asp as noted below.



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Apartment Unit Summary
Net Asset Value

FORWARD-LOOKING ASSUMPTIONS

     This earnings release contains forward-looking statements including statements regarding 2002 results which are subject to certain risks and uncertainties, including but not limited to the Company's ability to maintain current occupancy, rent levels, and "same store" results. Actual results may differ materially from those described and could be affected by a variety of factors including economic conditions; changes in interest rates; governmental regulations; competition; financing risks; variations in real estate values; the failure of acquisitions to perform in accordance with expectations; possible environmental liabilities; and other risks described in our filings with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances.

ABOUT AIMCO

     Aimco is a real estate investment trust headquartered in Denver, Colorado and operating a geographically diversified portfolio of apartment communities through 18 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,900 properties, including approximately 333,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico. For additional information on Aimco, please visit our website at www.aimco.com; call Paul McAuliffe, Executive Vice President and Chief Financial Officer, at (303) 691-4339 or Katie Murphree, Vice President - Investor Relations, at (303) 691-4440; or email us at investor@aimco.com.